Exhibit 23.3

111 S Wacker Drive Chicago, IL 60606 USA Tel: +1 312 486 1000 Fax: +1 312 486 1486 www.deloitte.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement No. 333-299100 on Form S-4 of our report dated February 19, 2026, relating to the financial statements of Patrick Industries, Inc. and the effectiveness of Patrick Industries, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Patrick Industries, Inc. for the year ended December 31, 2025. We also consent to the reference to us under the heading "Experts" in such Registration Statement.
Chicago, Illinois
October 15, 2026